Council Bluffs, Iowa ----- August 3, 2017 Southwest Iowa Renewable Energy, LLC (“ SIRE ” or the "Company") announced its unaudited financial results for the three months and nine months ended June 30, 2017.

Results for the Third Quarter of Fiscal 2017 (Amounts in 000's)

		Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Nine Months Ended June 30, 2017	Nine Months Ended June 30, 2016
•	Revenues	$54,052	$58,128	$162,190	$165,449
•	Net Income (Loss)	$1,929	($273)	$9,626	($1,395)
	Gross Margin	$3,300	$1,227	$13,972	$2,935
•	Modified EBITDA	$5,243	$4,361	$18,848	$10,242

SIRE reported net income of $9.6 million or $722.29 per basic unit for the nine months ended June 30, 2017, compared to a net loss of $(1.4) million or $(104.67) per basic unit for the nine months ended June 30, 2016. SIRE reported net income of $1.9 million for the three months ended June 30, 2017 or $144.74 per basic unit compared to net loss of $(0.3) million or $(20.48) per basic unit for the three months ended June 30, 2016.

SIRE revenue from operations was $162.2 million for the nine months ended June 30, 2017 compared to $165.4 million for the nine months ended June 30, 2016 and $54.1 million for the three months ended June 30, 2017 compared to $58.1 million for the the three months ended June 30, 2016.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses, was $18.8 million for the nine months ended June 30, 2017, compared to $10.2 million for the nine months ended June 30, 2016 and $5.2 million for the three months ended June 30, 2017, compared to $4.4 million for the three months ended June 30, 2016.

SIRE had $1.5 million in cash and cash equivalents and $25.2 million available under revolving loan agreements, for a total cash and available borrowings of $26.7 million at June 30, 2017. The cash flow provided by operating activities was $11.7 million compared to $(2.6) million (used) in operations for the nine months ended June 30, 2017 and 2016, respectively.

Brian Cahill, SIRE's President and CEO stated, “in the third quarter of Fiscal 2017, we continued to see an increase in our cost of corn as compared to the prior quarters in 2017. Seasonal influences have increased corn inventories during the current quarter. Demand for ethanol has been strong, both in the U.S. and abroad. The industry has continued to adjust, and we expect margins to remain positive, but are becoming more dependent on continued good export demand."

During the third quarter of Fiscal 2017, SIRE produced 30.0 million million gallons of ethanol, compared to 30.9 million gallons during the third quarter of Fiscal 2016. Cahill commented - "we continue to evaluate and implement new production technology. The production numbers for the quarter were impacted by a longer than planned shutdown period in April, and rail car availability throughout the quarter. We will continue to focus on running the plant efficiently, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa. The Company is permitted to produce up to 140 million gallons of ethanol per year. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Revenues	$54,052	$58,128	$162,190	$165,449
Cost of Goods Sold	50,752	56,901	148,218	162,514
Gross Margin	3,300	1,227	13,972	2,935

General and administrative expenses	1,070	1,104	3,528	3,273
Interest and other (income) expense, net	301	396	818	697
Change in fair value of put option liability	—	—	—	360
Net Income (Loss)	$1,929	$(273)	$9,626	$(1,395)

Weighted Average Units Outstanding, Basic	13,327	13,327	13,327	13,327
Weighted Average Units Outstanding, Diluted	14,384	13,327	14,423	13,327
Income (Loss) per unit - basic	$144.74	$(20.48)	$722.29	$(104.67)
Income (Loss) per unit - diluted	$134.11	$(20.48)	$667.41	$(104.67)

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. Modified EBITDA, is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	Three months ended		Nine months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000's	in 000's

Net Income (Loss)	$1,929	$(273)	$9,626	$(1,395)
Interest expense	291	372	862	1,072
Depreciation	3,015	2,942	9,020	8,820
EBITDA	5,235	3,041	19,508	8,497

Unrealized Hedging Gain (Loss)	8	1,320	(660)	1,385
Change in fair value of put option liability	—	—	—	360

Modified EBITDA	$5,243	$4,361	$18,848	$10,242

Statistical Information

	Three Months Ended June 30, 2017		Three Months Ended June 30, 2016
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$44,260	81.9%	$45,198	77.8%
Distillers Grains	6,972	12.9	10,200	17.5
Corn Oil	2,597	4.8	2,401	4.1
Other	223	0.4	329	0.6

	Nine Months Ended June 30, 2017		Nine Months Ended June 30, 2016
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$130,789	80.6%	$128,822	77.8%
Distillers Grains	23,371	14.4	29,243	17.7
Corn Oil	7,309	4.5	6,387	3.9
Other	721	0.5	997	0.6

Summary Balance Sheets
(Dollars in thousands)

	June 30, 2017	September 30, 2016
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,478	$3,139
Accounts receivable	16,163	13,607
Inventory	12,863	9,937
Other current assets	1,699	558
Total current assets	32,203	27,241
Net property, plant and equipment	119,007	122,572
Other assets	2,152	2,150
Total Assets	$153,362	$151,963

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	$11,151	$11,415
Current maturities of notes payable	6,532	6,517
Total current liabilities	17,683	17,932
Total long term liabilities	27,507	30,954
Total members' equity	108,172	103,077
Total Liabilities and Members' Equity	$153,362	$151,963

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392